SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 3, 2007

U.S. Energy Systems, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-10238	52-1216347
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

750 Lexington Avenue 15th Floor New York, NY	10022
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 588-8901

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On August 3, 2007, U.S. Energy Systems, Inc. (the “Company”) executed a letter of intent (“LOI”) submitted by Silver Point Finance, LLC (“Silver Point”), to acquire, in an all-cash acquisition, 100% of the common stock of U.S. Energy Biogas Corp. (“USEB”), a subsidiary of the Company, for a purchase price payable to the Company equal to $9.0 million (the “Equity Acquisition”).

In connection with the Equity Acquisition, Silver Point is also willing to consider an increase in the amount available under the Credit and Guaranty Agreement (described below) of $8.0 million (“Debt Financing” and together with the Equity Acquisition, the “Transaction”) of which $2.0 million will be funded on the effective date of the Debt Financing and $6.0 million will be available subject to the approval of Silver Point. Each funding of this additional availability will be net of a fee equal to 3% of the amount so funded. Upon the effective date of the Transaction, the Credit and Guaranty Agreement (described below) would be amended to provide that the Applicable Margin (as defined therein) with respect to LIBOR rate loans would increase to 9.50%.

Each of the Debt Financing and the Equity Acquisition is conditioned upon the completion of the other. The LOI also sets out how the proceeds of the Transaction are to be used.

Generally, the LOI is non-binding, however, it does impose certain binding obligations on the Company. In the event that at any time prior to October 31, 2007, the Company, USEB, U.S. Energy Overseas Investments LLC (“Overseas”) or any of their respective affiliates directly or indirectly enter into any agreement or arrangement, or accept any proposal or indication of interest from a third party, in each case relating to (i) any direct or indirect acquisition or purchase of any of the assets or capital stock of USEB or any of USEB’s subsidiaries, or any merger, consolidation, plan of arrangement, amalgamation, business combination, recapitalization, reorganization, dissolution or similar transaction involving USEB or any of USEB’s subsidiaries or (ii) an alternative financing to the Debt Financing (any of the events in clause (i) or (ii) an “Alternative Transaction”), the Company will reimburse Silver Point for all of its out-of-pocket expenses incurred by Silver Point and its affiliates in connection with the proposed Transaction including reasonable fees and expenses incurred in connection with the potential financing thereof and pay to Silver Point, upon consummation of the Alternative Transaction, a fee equal to $3.5 million. The LOI states that Silver Point’s interest in the Transaction is subject to satisfactory completion of diligence, receipt of internal approvals and entry into definitive agreements.

Silver Point has a prior relationship with the Company. In connection with the Company’s acquisition of the UK assets in 2006, Overseas borrowed approximately $23.3 million from certain lenders pursuant to a Credit and Guaranty Agreement dated August 7, 2006 (“Credit and Guaranty Agreement”) which was arranged by Silver Point. In connection with this financing, the Company issued to Silver Point’s designees Series G Warrants exercisable until February 2014 to acquire approximately 5.5 million shares of the Company’s common stock. In addition, in connection with USEB’s emergence from bankruptcy, USEB and certain of its subsidiaries entered into a credit and guaranty agreement in May 2007 (the “USEB Credit Agreement”) with the lenders named therein and Silver Point which provides for borrowings up to an aggregate principal amount of $80,000,000. Under the USEB Credit Agreement, substantially all of USEB’s subsidiaries guaranty the repayment of the loan obligations and have granted to Silver Point a first priority lien on substantially all of their assets. In addition, the Company has granted to Silver Point a first-priority pledge of its 100% equity interest in USEB. Overseas has $79,000,000 outstanding under the USEB Credit Agreement.

The foregoing description of the material terms of the LOI is qualified in its entirety by reference to the actual agreement attached as Exhibit 10.1 to this Form 8-K and incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

10.1	Letter of Intent between U.S. Energy Systems, Inc. and Silver Point Finance, LLC dated August 3, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

U.S. Energy Systems, Inc.

By:	/s/ Richard Augustine
Richard Augustine
Vice President

Dated: August 6, 2007

EXHIBIT INDEX

Exhibit No.	Exhibit
10.1	Letter of Intent between U.S. Energy Systems, Inc. and Silver Point Finance, LLC dated August 3, 2007.